Exhibit 99.1

Senetek PLC Announces Departure of General Counsel

NAPA, Calif., March 29 /PRNewswire-FirstCall/ — Senetek PLC (BULLETIN BOARD: SNTKY) , http://www.senetekplc.com/, a healthcare technologies company focused on developing and co-marketing products for anti-aging markets worldwide, today announced that, in line with the Company’s ongoing cost containment strategy, Wade Nichols, who has served as Executive Vice President and General Counsel since April 2003, will be leaving the Company effective March 31, 2005. The Company’s legal affairs in future will be handled through outside counsel with Mr. Nichols continuing to provide legal services where cost-effective on an as required basis.

Frank J. Massino, Chairman of the Board and Chief Executive Officer of Senetek, said, “Mr. Nichols joined the Company with a two-year time frame for resolving our pending legal issues and helping build our Kinetin licensee network and research outreach. He accomplished these objectives, as evidenced by our successful litigation settlements with OMP, Inc. and Eagle-Picher, important new licenses including Ferrosan AS and Panion & BF Biotech, broad expansion of our contract relations with key licensee Valeant Pharmaceuticals, and our research collaborations with the Czech Institute of Experimental Botany and Beiersdorf AG. We are delighted that he will be available to us on a consulting basis as we continue to execute our strategic business plan.”

Senetek is a life sciences-driven product development and licensing company primarily focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skincare marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced new agreements with Valeant Pharmaceuticals under which Valeant gained rights to license Zeatin, a patented analogue of Kinetin, on an exclusive basis throughout the world on substantially the same commercial terms as under its Kinetin license. Senetek’s researchers at the University of Aarhus, Denmark, are collaborating with the Institute of Experimental Botany, Prague, and Beiersdorf AG, Hamburg, to identify and evaluate new compounds for this high growth field.

Visit Senetek PLC’s Web site: http://www.senetekplc.com

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext.102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.